AMENDMENT TO

SCHEDULE A

OF THE

CUSTODIAN AGREEMENT

Dated as of February 19, 2009

The following is a list of Portfolios for which the Custodian shall serve under the Custodian Agreement dated August 11, 2006:

Quaker Strategic Growth Fund

Quaker Capital Opportunities Fund

Quaker Biotech Pharma-Healthcare Fund

Quaker Global Tactical Allocation Fund

Quaker Small-Cap Growth Tactical Allocation Fund

Quaker Mid-Cap Value Fund

Quaker Small-Cap Value Fund

Quaker Long-Short Tactical Allocation Fund

Quaker Large-Cap Value Tactical Allocation Fund

QUAKER INVESTMENT TRUST
By:	/s/ Justin Brundage
Name:	Justin Brundage
Title:	Secretary
Date:	02-19-09